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Exhibit 10.3

Fleetwood Enterprises, Inc.
2002 Long-Term Performance Plan

        The Fleetwood Enterprises, Inc. 2002 Long-Term Performance Plan (as the same may be amended from time to time, the "Plan") was adopted by the Board of Directors of Fleetwood Enterprises, Inc. ("Fleetwood") on July 2, 2002 to become effective as of August 1, 2002.

I.    Purpose

        The purpose of the Plan is to attract, motivate, and retain the services of qualified management personnel and to provide such persons with a long-term incentive compensation plan that will provide competitive compensation opportunities similar to that of other comparable companies, and to encourage the creation of additional shareholder value for the benefit of all Fleetwood's shareholders.

II.    Certain Definitions

        For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated.

        a.    "Board" means the Board of Directors of Fleetwood.

        b.    "Cause" shall include but not be limited to:

            (i)  Executive's refusal to comply with a lawful, written instruction of the Board or Executive's immediate supervisor, which refusal is not remedied by Executive within a reasonable period of time after his receipt of written notice from the Company identifying the refusal;

          (ii)  Executive's act or acts of personal dishonesty which were intended to result in Executive's personal enrichment at the expense of the Company or any of its affiliated companies; or

          (iii)  Executive's conviction of any misdemeanor involving an act of moral turpitude or any felony; or

          (iv)  Executive's failure to perform his duties in a satisfactory manner. Executive must be provided written notice of the unsatisfactory performance and provided at least ninety (90) days to improve his performance

        c.    "Change in Control" of Fleetwood means:

            (i)  The acquisition (other than from Fleetwood) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, Fleetwood or its subsidiaries, or any executive benefit plan of Fleetwood or its subsidiaries which acquires beneficial ownership of voting securities of Fleetwood), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either the then-outstanding shares of common stock or the combined voting power of Fleetwood's then-outstanding voting securities entitled to vote generally in the election of directors; or

          (ii)  Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Fleetwood's stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Fleetwood) shall be, considered as though such person were a member of the Incumbent Board; or

          (iii)  Approval by the stockholders of Fleetwood of a reorganization, merger or consolidation with any other person, entity or corporation, other than

            (1)  a merger or consolidation which would result in the voting securities of Fleetwood outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the voting securities of Fleetwood or such other entity outstanding immediately after such merger or consolidation, or

            (2)  a merger or consolidation effected to implement a recapitalization of Fleetwood (or similar transaction) in which no person acquires twenty-five percent (25%) or more of the combined voting power of Fleetwood's then outstanding voting securities; or

          (iv)  Approval by the stockholders of Fleetwood of a plan of complete liquidation of Fleetwood or an agreement for the sale or other disposition by Fleetwood of all or substantially all of the Company's assets.

        d.    "Committee" means the Compensation Committee of the Board, the Committee designated by the Board to administer the Plan in accordance with Section III of this Plan.

        e.    "Company" means Fleetwood and any successor entity, collectively together with its subsidiaries.

        f.      "Date of Grant" means the effective date on which a Performance Award is granted to a Participant with the associated rights and privileges hereto, notwithstanding the actual date that a Grant Notice may be delivered.

        g.    "Disability" means a Participant is qualified for long-term disability benefits under Fleetwood Enterprise's Long-Term Disability Plan as in effect from time to time.

        h.    "Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)" means operating earnings of the Company prior to deduction for payment of interest and taxes, and charges for depreciation and amortization of assets.

        i.      "EBITDA Performance" means the cumulative EBITDA earned by the Company in a given Performance Cycle.

        j.      "EBITDA Performance Schedule" or "Performance Schedule" means the schedule relating participant's Performance Award amount to the Company's EBITDA Performance, or other appropriate measure, during the Performance Cycle.

        k.    "Employee" means any full-time employee of the Company.

        l.      "Good Reason" means, following a Change in Control, the occurrence of a change in Participant's compensation; health insurance or retirement benefits; job authority, duties or responsibilities; or location of employment, which in any such cases is materially adverse to Participant.

        m.    "Grant" means the establishment of a Performance Award with such terms and provisions as may be set forth in the Grant Notice accompanying each such award.

        n.    "Grant Notice" means the document accompanying the conveyance of a Performance Award which sets forth the dollar amount of the Target Award, the Performance Schedule, vesting, and certain other terms and provisions pertaining to that Grant as may be established by the Committee.

        o.    "Participant" means an Employee to whom a Performance Award may be granted pursuant to the Plan.

        p.    "Performance Award" means the amount payable to Participants based on the Company's EBITDA Performance and Relative Return during the Performance Cycle, as detailed in the Performance Schedule and Relative Return Performance Adjustment Schedule of the Grant Notice accompanying each Performance Award.

        q.    "Performance Cycle" means the two fiscal year period during which the Performance Award is earned by Participants.

        r.    "Relative Return" means the Company's Total Shareholder Return, as measured at the end of the Performance Cycle, relative to the Total Shareholder Return earned by a group of comparable companies.

        s.    "Relative Return Performance Adjustment Schedule" means the schedule relating participant's Performance Award amount, as determined by the EBITDA Performance Schedule, to the Company's Relative Return during the Performance Cycle.

        t.      "Restricted Shares" means shares of Fleetwood stock that vest over time following the end of a Performance Cycle and otherwise have the terms and are subject to the restrictions set forth for "Restricted Stock" as the same is defined and described in the Stock Option Plan.

        u.    "Retirement" means any Termination of Service solely due to retirement as determined by the Committee.

        v.    "Stock Option Plan" means Fleetwood's Amended and Restated 1992 Stock-Based Incentive Compensation Plan, as the same may be amended from time to time.

        w.    "Target Award" means the Performance Award which will be paid to a Participant, assuming that the Company's EBITDA Performance equals the EBITDA level established by the Committee at the beginning of each Performance Cycle, and as detailed in Participants' Grant Notices.

        x.    "Termination of Service" occurs when a Participant who is an Employee ceases to serve as an Employee for any reason.

        y.    "Total Shareholder Return" or "TSR" means the percentage increase in value (as the same may reasonably be determined by the Committee from time to time) of a share of a company's stock over a Performance Cycle. In calculating TSR, dividends will be treated as reinvested in a company's stock when paid.

III.    Summary of Plan Structure

        Subject to the terms and conditions of this Plan, the Company intends that the Plan shall be administered substantially as follows:

        From time to time, typically once a year, the Committee will determine the Participants in the Plan. A Performance Award will be structured for each Participant. The Committee will also determine a financial performance target. Initially, this financial performance target is intended to be EBITDA, called the EBITDA Performance. However, the Committee may choose any financial performance target it deems appropriate. Performance Awards will be earned based upon whether the Company meets the EBITDA Performance over a two fiscal year period of time. This period of time is called a Performance Cycle. If 100% of the EBITDA Performance is met, then 100% of a predetermined Target Award will be payable. If more than, or less than, 100% of the EBITDA Performance is met, then more than or less than 100% of the Target Award may be payable. These percentages are provided to the Participant on an EBITDA Performance Schedule, which is prepared for each Participant and delivered to the Participant in a Grant Notice. For example, if 80% of the EBITDA Performance is met, then 80% of the Target Award may be payable. However, the amount payable may then also be adjusted downward, or may be forfeited, based on the performance of the value of Fleetwood's common stock, called the Total Shareholder Return (or TSR), compared to the common stocks of a group of comparable companies. This adjustment is called the Relative Return. This is set forth in detail in the Relative Return Performance Adjustment Schedule, which is also delivered to the Participant in the Grant Notice. Performance Award amounts may be paid partially in cash and partially in equity or an equity equivalent, which typically but not necessarily shall be Restricted Shares. The cash portion shall be paid in a lump sum. Any Restricted Shares or any other equity or equity equivalents that are used to settle Performance Awards will be made pursuant to, and are subject to, the terms and restrictions of the Stock Option Plan.

IV.    Administration

        (a)  The Plan shall be administered by the Committee. If Performance Awards are intended to constitute "performance-based compensation" as described in Section 162(m) of the Internal Revenue Code of 1986 ("IRC") and the regulations thereunder, then each of the Committee members shall also be "outside directors" as such term is defined in the regulations under Section 162(m) of the IRC.

        (b)  The Committee may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary and appropriate to comply with applicable laws and regulations, to correct technical errors and resolve disputes in connection with the meaning and administration of the Plan, and otherwise for the proper administration of the Plan. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

        (c)  The Committee shall from time to time determine the names of those executives and other key Employees who, in its opinion, should receive Performance Awards, and the amount and the terms of such Awards.

        (d)  Performance Awards shall be granted by the Company only upon the prior approval of the Committee and upon the execution of a Grant Notice between the Company and the Participant.

        (e)  The Committee's interpretation and construction of the provisions of the Plan and rules and regulations adopted by the Committee shall be final. No member of the Committee or the Board of Directors shall be liable for any action taken or determination made, or for any failure to act, in respect of the Plan, in good faith.

        (f)    No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, failure to act, determination, or interpretation taken, omitted or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising or resulting from such action, determination, or interpretation, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing rights to indemnification shall not be exclusive of any other rights of indemnification or exculpation to which such persons may otherwise be entitled.

        (g)  Notwithstanding anything contained elsewhere herein, but subject to Article IX hereof, the Committee shall have the authority in its sole and absolute discretion to modify or amend the Plan or any Performance Award under the Plan, including without limitation to waive Relative Return requirements, to settle Performance Awards in instruments other than cash or Restricted Shares, to calculate or to adjust EBITDA for purposes of the Plan, to use a performance measure other than EBITDA or a Performance Cycle other than two years, to change the composition or weighting of the comparable companies used to determine Relative Return, or otherwise as the Committee deems appropriate or necessary.

V.    Eligibility and Participation

        Any Employee (including an Employee who is also a director or an officer) is eligible to participate in the Plan. The Committee, upon its own action, may grant, but shall not be required to grant, Performance Awards to any Employee. Performance Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Subject to Section IX, Performance Awards, previously granted may be modified by the Committee. Except as required by this Plan, different Performance Awards need not contain similar provisions. The Committee's determinations under the Plan (including without limitation determinations of which Employees, if any, are to receive Performance Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Employees who receive, or are eligible to receive, Performance Awards under the Plan.

VI.    Grant of Performance Awards

        (a)  Each Performance Award granted pursuant to the Plan shall be evidenced by a Grant Notice in such form and with such terms and conditions as the Committee from time to time may determine. The right of a Participant to receive his or her Performance Award shall at all times be subject to any terms and conditions set forth in the respective Grant Notice. Grant Notices shall be delivered to Participants no later than ninety (90) days after the first day of a Performance Cycle.

        (b)  The Performance Schedule for each Performance Awards shall be established by the Committee at the time of the Grant pursuant to the terms of the Plan.

        (c)  Each Performance Cycle, subject to the other limitations set forth in the Plan, will extend for a period of two (2) years from the effective Date of Grant.

        (d)  Participants shall have no rights to sell, assign, transfer, pledge, assign or otherwise alienate a Performance Award except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the IRC or Title I of ERISA, or the rules thereunder, and any such attempted sale, assignment, transfer, pledge or other conveyance shall be null and void.

        (e)  Upon voluntary or involuntary termination of a Participant's employment, his or her Performance Award and all rights thereunder shall terminate effective at the close of business on the date the Participant ceases to be a regular, full-time Employee (referred to as the "Date of Termination"). If the employment of a Participant is terminated for "cause" before the conclusion of the Performance Cycle, Performance Awards granted under the Plan shall immediately be forfeited.

        (f)    In the event a Participant (i) ceases to be an Employee of the Company due to involuntary termination other than for cause, (ii) takes a leave of absence from the Company for personal reasons or as a result of entry into the armed forces of the United States, or any of the departments or agencies of the United States government, or (iii) terminates employment by reason of illness, Disability, or other special circumstance, the Committee may consider his or her case and may take such action in respect of the related Grant Notice as it may deem appropriate under the circumstances, including (a) extending the rights of a Participant to continue participation in the Plan beyond their Date of Termination, provided that in no event may participation be extended beyond the term of the Performance Cycle, or (b) paying the Participant a pro-rated Performance Award based on the EBITDA Performance and Relative Return of the Company through the end of the fiscal year in which the Date of Termination occurs.

        (g)  Notwithstanding the foregoing, absent unusual or special circumstances, in the case of Retirement, death or Disability, a Participant shall receive a pro-rated Performance Award based on the EBITDA Performance and Relative Return of the Company through the end of the fiscal year in which the Date of Termination occurs.

        (h)  A Participant that receives Restricted Shares in partial payment of a Performance Award must be an Employee at the vesting date in order to vest in the Restricted Shares. However, in the case of Retirement, death or Disability, the Participant or their beneficiary shall be entitled to all unvested Restricted Shares at the normal vesting date, provided such Restricted Shares have been granted in settlement of a Performance Award following a Performance Cycle. The vesting of Restricted Shares that have not yet been granted because a Performance Cycle is not complete at the time of Retirement, death or Disability shall be governed by Section VI(f) above.

        (i)    The granting of a Performance Award pursuant to the Plan shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

VII.    Determination of Award

        (a)  At the end of each fiscal year, the Company shall determine the annual EBITDA. The EBITDA Performance for the fiscal years in the Performance Cycle shall be compared to the EBITDA Performance Schedule to determine the Performance Award of a Participant.

        (b)  At the end of the Performance Cycle, the Company shall determine the Total Shareholder Return (TSR) of the Company and each of the companies composing the portfolio of comparable companies selected by the Committee for the relevant Performance Cycle to determine the Relative Return. The TSR of the Company shall be compared to the Relative Return Performance Adjustment Schedule to determine any adjustment to the Performance Award of a Participant.

        (c)  For purposes of assessing the Company's Relative Return, only companies against which relative performance can be reasonably determined for each component year of the Performance Cycle shall be considered.

        (d)  Each member of the Committee and each member of the Board shall be fully justified in relying upon or acting in good faith upon any opinion, report, or information furnished in connection with the Plan by any accountant, counsel, or other specialist (including financial officers of the Company whether or not such persons are Participants in the Plan).

VIII.    Method, Form and Amount of Award

        (a)  Upon final determination of a Participants' Performance Award by the Committee, Participants in the Plan will become eligible to receive payment. Performance Award amounts may be paid partially in cash and partially in equity or an equity equivalent, which typically but not necessarily shall be Restricted Shares, as soon as is practicable after the final determination by the Committee.

        (b)  The cash portion shall be paid in a lump sum. Any Restricted Shares or any other equity or equity equivalents that are used to settle Performance Awards hereunder, in whole or in part, shall be made pursuant to, and shall be subject to, the terms and restrictions of the Stock Option Plan (as defined therein as "Restricted Stock"), including the limitation, incorporated herein, in Section 1.3(d) thereof to the effect that "no Employee shall be granted Incentive Awards with respect to more than 400,000 shares of Common Stock in any one calendar year." The maximum amount of the cash portion of any Performance Award that may be paid to any single Participant with respect to any calendar year pursuant to this Plan shall not exceed $5,000,000 in the aggregate.

        (c)  On a date at least six (6) months in advance of the end of a given Performance Cycle, the Participant may voluntarily elect to defer receipt of his Performance Award and defer such amount into any nonqualified deferred compensation plan for executives that the Company may maintain from time to time. The rules and procedures governing any nonqualified deferred compensation plan shall govern and be binding upon any Participants who elect to make such deferrals.

        (d)  The Company may deduct and withhold from any cash payable to a Participant such amounts as may be required for the purpose of satisfying the Company's obligation to withhold federal, state, local, or other taxes in connection with the payment of a Performance Award.

IX.    Amendment or Discontinuance

        Subject to the limitations set forth in this Section IX, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan or any Performance Award under the Plan in whole or in part. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Grants theretofore awarded under the Plan, notwithstanding any contrary provisions contained in any Grant Notice. In the event of any such amendment to the Plan, the holder of any Grant outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Grant Notice relating thereto. Notwithstanding anything contained in this Plan to the contrary, (a) unless required by law and unless the Company has provided substantially equivalent value therefore (as determined by the Committee in its reasonable discretion), no action contemplated or permitted by this Section IX shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore granted under the Plan without the consent of the affected Participant, (b) no amendment that requires stockholder approval in order for the Plan or the Performance Awards under the Plan to continue to comply with Section 162(m) of the IRC, including any successor to such Section, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of Fleetwood entitled to vote thereon, (c) the Committee shall not amend a Performance Award, and shall not have the ability to amend a Performance Award, if the ability so to amend would cause such award to fail to qualify as performance based compensation under Section 162(m) of the IRC, and (d) the Committee shall not accelerate the lapse of the restriction period of any Restricted Shares granted hereunder in settlement of a Performance Award except in the circumstances specifically enumerated elsewhere in this Plan, including Sections VI(h) and X(b).

X.    Recapitalization, Merger and Consolidation; Change in Control

        (a)  The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of Fleetwood or its stockholders to make or authorize any or all adjustments, reorganizations, or other changes in the Company's capital structure and its business, or any merger or consolidation of the Company, or the dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        (b)  If, within twelve (12) months following a Change in Control, the employment of Participant is terminated (i) by the Company, other than for Cause or by reason of Participant's death, or Disability or retirement, or (ii) by Participant for Good Reason, notwithstanding any other provision in this Plan to the Contrary, all restrictions on Restricted Shares or other equity equivalent previously granted hereunder shall lapse and outstanding Performance Awards shall thereupon automatically be accelerated and payable immediately in cash. The amount of such Performance Award shall be the Target Award pertaining thereto multiplied by a fraction, the numerator being the number of weeks in the Performance Cycle that have lapsed at the date of such termination and the denominator being the total number of weeks in such Performance Cycle.

XI.    Miscellaneous Provisions

        (a)    No Right to Continued Employment.    Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company.

        (b)    Effect of the Plan.    Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by Grant Notice, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

        (c)    Governing Law.    The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of California and applicable Federal law.

        (d)    Successors and Assigns.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company's obligation under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the "Company" shall mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

        (e)    Interpretation.    The Plan is designed to comply with Section 162(m) of the IRC and all provisions hereof shall be construed in a manner consistent with that intent.

        (f)    Effective Date.    The Plan shall be effective as of August 1, 2002. Notwithstanding the foregoing, this Plan is conditioned upon the approval of the stockholders of Fleetwood. The Plan shall have a term of ten (10) years from its effective date. After termination of the Plan, no future Grants may be made, although Performance Awards previously granted may extend beyond the term of the Plan.

        IN WITNESS WHEREOF, Fleetwood has caused this instrument to be executed as of                        , by its President pursuant to prior action taken by the Board.

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  Exhibit 10.3
Fleetwood Enterprises, Inc. 2002 Long-Term Performance Plan